WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>          5
                   1,000

                                 EXHIBIT 27
                         FINANCIAL DATA SCHEDULE

Period type                             12 mos
Fiscal year end                         Dec 31, 1997
Period start                            Jan 1, 1997
Period end                              Dec 31, 1997
Cash                                    25,538
Securities                              2,583
Receivables                             56,012
Allowances                              (1,040)
Inventory                               5,574
Current assets                          92,580
PP&E                                    67,220
Depreciation                            (38,350)
Total assets                            164,563
Current liabilities                     57,895
Bonds                                   0
Preferred mandatory                     0
Preferred                               0
Common                                  572
Other SE                               86,795
Total Liability and Equity             164,563
Sales                                  380,563
Total Revenue                          380,563
CGS                                    290,398
Total costs                            290,398
Other expenses                         77,153
Loss provision                         0
Interest expense                       (1,207)
Income pre tax                         16,955
Income tax                             6,923
Income continuing                      10,032
Discontinued                           1,063
Extraordinary                          0
Changes                                0
Net income                             11,095
EPS basic                              1.11
EPS diluted                            1.08



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